Exhibit 5.1

February 7, 2011

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Fluidigm Corporation, a Delaware corporation (the “Company”), in connection with the registration of 5,948,276 shares of the Company’s common stock, par value $0.001 per share, including 775,862 shares subject to an over-allotment option (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-170965), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares will be sold by the Company pursuant to an underwriting agreement entered into by and among the Company and the underwriters (the “Underwriting Agreement”), substantially in the form filed as an exhibit to the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Company have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation